EXHIBIT 99.2

On November 1, 2018, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Please stand by we're about to begin. Welcome to inTEST Corporation’s 2018 third quarter financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press Star and then 1, on your push-button phone. As a reminder, this conference is being recorded today and a replay will be accessible at www.intest.com.

I will now turn the call over inTEST Investor Relations consultant, Laura Guerrant, please go ahead.

Laura Guerrant:

Thank you, Cody. And thank you for joining us for inTEST’s 2018 third quarter financial results conference call. With us today are James Pelrin, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Jim will briefly review highlights from the third quarter as well as current business trends. Hugh will then review inTEST’s detailed financial results, and discuss guidance for the 2018 fourth quarter. We'll then have time for your questions. If you have not yet received a copy of today's release, a copy can be obtained on inTEST’s website, www.intest.com.

Before we begin the formal remarks, the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy; changes in the demand for semiconductors; changes in the rates of, and timing of, capital expenditures by our customers; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; progress of product development programs; increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the Company’s SEC filings, including, but not limited to, inTEST’s periodic reports on Form 10-K and Form 10-Q.

The Company undertakes no obligation to update the information on today’s conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure, in our press release, which is posted on the investor page of our website, www.intest.com.

And lastly, we’ll be attending the following investor conferences in December: the 11th Annual LD Micro Main Event in Los Angeles on December 4th and the 7th Annual New York City Summit on December 11th. We look forward to seeing many of you.

And with that, let me now turn the call over to James Pelrin. Please go ahead, Jim.

James Pelrin:	Thank you Laura. I would like to welcome to everyone to our 2018 Third Quarter Conference Call. While Hugh will go over the financial results in detail, I'll focus my remarks on highlights. We continue to make progress in broadening our presence within the markets we serve as we diversify the company into a global world-class provider of thermal solutions for industrial manufacturing and electronic test.

We delivered solid Q3 operating results in both of our segments, driven by our diversified base of end users and OEMs. The semiconductor industry continues to drive revenue for automotive sensors, the Internet of Things, and mobile technologies, while non-semi business is driven by demand in the automotive, industrial, telecom and defense aerospace markets.

Q3 consolidated bookings of $20 million increased 4% sequentially and 13% year-over-year. Excluding Ambrell the year-over-year increase would have been 18%. Consolidated net revenues of $20.2 million came in just above our guidance, representing a better than expected sequential decrease of 4% and an increase of 16% year-over-year. Again, excluding Ambrell, the year-over-year increase would have been 7%.

Our thermal segment was particularly strong. In fact, Ambrell achieved record net revenues for the quarter of $6.8 million, while inTEST Thermal Solutions’ revenue at $7.8 million for the quarter was the highest in more than 15 years. Q3 gross margin was 50% compared with 52% for Q2 and 43% of Q3 revenues were derived from non-semi, compared with 38% in Q2 and 47% a year ago.

Turning to the thermal business. As a reminder, our Thermal segment is the combined business of inTEST Thermal Solutions (or iTS), which serves the test market, and Ambrell, which serves the industrial process markets. We have strategically diversified this segment, resulting in new opportunities in industrial manufacturing through both OEM and end user applications.

This diversification complements our wide penetration into the electronics test market, broadening inTEST's footprint as a provider of highly engineered thermal products for both test and industrial applications.

Solid thermal segment bookings of $14.9 million were up 12% sequentially and 23% year-over-year. Excluding Ambrell, the year-over-year increase would have been 42%. Net revenues of $14.6 million increased 4% sequentially and 27% year-over-year. Again, excluding Ambrell, the year-over-year increase would have been 19%.

Our leadership in thermal continues to increase, with greater opportunities at Ambrell from our OEM partners and end-user projects. Ambrell delivered Q3 bookings of $6.8 million, up 19% sequentially and 6% year-over-year. Orders from end-users and front-end semi OEM's accounted for a third of Ambrell's Q3 bookings with semi, automotive, and aerospace customers driving major orders in North America and Europe.

And Ambrell's record revenue for the quarter grew 6% sequentially and 38% compared to a year ago. Overall, Ambrell was driven by three semiconductor companies who placed orders valued at over $2.2 million. Two automotive companies who purchased EKO systems: one order was with an integrator in Asia for an automotive heat treating application.  The second company was an end-user in North America for a soldering application valued at over $100,000. In addition, Ambrell acquired a new customer in the aerospace industry, displacing an induction equipment competitor. The first order was valued at $135,000 for heating and forging applications.

inTEST thermal solutions (known as iTS) delivered Q3 bookings of $8.1 million, an increase of 7% over the last quarter and 42% compared to a year ago, fueled by significant orders from the semi, defense/aero, and industrial markets, as well as a return of strong bookings from the optical transceiver segment of the telecom market.

Chiller orders remain steady, driven by OEMs and a new defense/aero customer. iTS' net revenues of $7.8 million increased 3% sequentially and 19% year-over-year.

Let's talk about some highlights. Bookings for iTS products were driven by orders from two large optical transceiver manufacturers valued at over $1.6 million. In addition a large industrial supplier to the energy sector purchased 12 thermal chambers valued at over $500,000. Elsewhere several major defense companies ordered temperature systems. One company purchased for testing military communication equipment purchases valued at over $300,000 -- and several other major defense companies placed orders valued at $500,000.

Turning to EMS Products business, which serves the automated test equipment market for the semiconductor industry. On the heels of a very strong first and second quarter, we continue to see product demand driven by IoT, industrial and consumer electronics. As expected however, EMS experienced a decline in both bookings and revenue for the third quarter.

Q3 bookings of $5.1 million declined 15% sequentially and 8% compared to a year ago. The decline in bookings resulted from the combination of two factors. The previous quarter benefitted from orders valued at over $2.5 million from a large IDM, while extended lead times of prober manufacturers that we discussed on our second quarter conference call, resulted in delays of EMS orders.

EMS revenues of $5.6 million declined 22% sequentially and 6% compared to a year ago. Overall bookings were driven by three major IDMs for multiple orders of EMS hardware. One for manipulators and docking equipment, valued at $1.3 million, to upgrade test cells for automotive and commercial applications. The second customer will expand production capacity for multiple locations in North America and Asia also valued at $1.3 million. The third IDM purchased test interfaces for an automotive RF application valued at $300,000.

While Hugh will go over the outlook for Q4 in detail, I'll close with a few comments. We expect that the fourth quarter will be somewhat softer than the third, and will be consistent with our full year expectation of revenue in the mid to high $70 million range. Q4 comes on the heels of a very strong year-to-date performance, most notably in the second and third quarters and is due in part to the normal ebbs and flows of our markets including various non-repeating large orders received in Q3.

In addition, as I just discussed, a carryover of the extended lead times offered by prober manufacturers and others in the supply chain to our customers has affected EMS order timing. We expect this will take a quarter or two to work itself through. We continue to expand our customer base in the markets we serve, while growing our footprint in additional test and industrial process markets.

Looking forward, our long-term drivers remain squarely in place and we see solid opportunities as we take advantage of robust markets where we have a strong focus (for example semiconductor, IoT, automotive including electric vehicle, industrial and defense/aero).

We will continue to direct our resources in these key markets to further grow market share and broaden our customer base. In closing, we are creating conditions for our long-term success and are well positioned for a strong 2018. And with that I would like to turn the call over to Hugh. Hugh.

Hugh Regan:

Thanks Jim. Third quarter 2018 end user net revenues were $17.2 million, or 85% of net revenues, compared to $18.2 million or 86% of net revenues in the second quarter. Q3 OEM net revenues were $3 million or 15% of net revenues, up from $2.9 million or 14% for the second quarter. Net revenues from markets outside of the semiconductor market were $8.7 million, or 43% of net revenues, compared with $8.1 million or 38% of net revenues in the second quarter.

As noted earlier in the call, Ambrell's record net revenues for the third quarter were $6.8 million. Excluding Ambrell, our net revenues from markets outside of semiconductor market were $4 million, or 30% of net revenues for the third quarter. So clearly, Ambrell continues to further diversify our served markets.

Our third quarter gross margin was $10.1 million, or 50%, as compared with $10.9 million or 52% in the second quarter. The reduction in the gross margin was primarily the result of an increase in our fixed manufacturing costs, both in absolute dollar terms and as a percentage of net revenues, and, to a lesser extent, to an increase in our component material costs.

Our fixed manufacturing costs grew by $99,000 or 4% sequentially and they were less favorably absorbed in the third quarter due to lower net revenues. As a result, these costs represented 14% of our net revenues in the third quarter as compared to 13% in the second quarter. The increase in the third quarter fixed manufacturing costs was primarily the result of increased spending by Ambrell on materials related to providing service to support their customers.

Our Q3 consolidated component material costs increased slightly from 33.7% in Q2 to 34.0% in Q3, reflecting higher component material costs in our Thermal segment. The increase in the component material costs in our Thermal segment, which grew from 33.5% in the second quarter to 34.3% in the third quarter, was due to a less favorable product and customer mix in the third quarter as compared to the second quarter.

This increase was partially offset by a reduction in the component material costs of our EMS segment, which saw its component material costs decline from 33.9% in the second quarter to 33.2% in the third quarter, reflecting a more favorable product and customer mix.

Excluding the impact of the acquisition of Ambrell, our third quarter gross margin would have been $6.9 million or 52%. Ambrell's third quarter 2018 gross margin was $3.2 million or 47%.

Selling expense was $2.3 million for the third quarter compared to $2.5 million for the second quarter, a decrease of $247,000 or 10% sequentially. The decrease was primarily related to lower levels of commission expense driven by the reduced net revenues. To a lesser extent, there was also a reduction in salary and benefit expense in our Thermal segment.

Engineering and product development expense was $1.2 million for both the second and third quarters, and these expenses decreased $23,000 or 2% sequentially. The decrease was driven by reduced IP legal expenses, partially offset by an increase in development materials.

General and administrative expense was $3.3 million for both the second and third quarters and these expenses decreased $17,000 or 1% sequentially. There was a reduction in professional fees and moving expense (the second quarter included costs for Ambrell's move into their new Rochester facility) which were partially offset by increases in salary and benefit expense, profit related bonuses and intangible amortization.

As a result of Ambrell's strong third quarter performance we recorded a $3.1 million increase in our contingent consideration liability related to the earnout, compared to a $710,000 reduction in this liability accrued during the second quarter.

At September 30, 2018, we have accrued $9.3 million for the 2018 earnout payable. During the second quarter, we paid out $5.8 million for the 2017 earnout payable. The earnout for Ambrell is based upon 8 times adjusted EBITDA for both 2017 and 2018, capped at $18 million. We expect to have further variability in our financial results related to this item during the fourth quarter of 2018.

Other expense was $57,000 in the third quarter compared to $121,000 in the second quarter. The reduction in other expense was primarily due to a $60,000 reduction in foreign exchange transaction losses sequentially.

We accrued income tax expense of $728,000 for the third quarter compared to $382,000 in the second quarter. Our effective tax rate grew from 9% in the second quarter to 449% in the third quarter. The significant increase in our effective tax rate is a result of the impact of the contingent consideration liability adjustment of $3.1 million not being tax deductible.

In addition, during the second quarter of 2018, we reversed the $476,000 federal transition tax that we had accrued in the fourth quarter of 2017 as a result of the new tax legislation when we determined that the accrual was not needed.

When adjusted to remove the impact of the contingent consideration adjustment and the reversal of the Federal transition tax payable, our effective tax rates would have 22.6% for the third quarter, compared to 23.3% for the second quarter.

At September 30, 2018, we had a net deferred tax liability of $2.4 million and we currently expect our effective tax rate for the fourth quarter of 2018 to be in the range of 22% to 24%, excluding the impact of changes in the fair value of our contingent consideration liability, which are not deductible for tax purposes.

As a result of accruing the $3.1 million contingent consideration adjustment for Ambrell, we incurred a third quarter net loss of $566,000 or $0.05 per diluted share compared to net earnings of $4 million or $0.39 per diluted share for the second quarter of 2018.

Adjusted net earnings for the third quarter were $2.8 million or $0.27 per diluted share, compared with second quarter adjusted net earnings of $3.5 million or $0.34 cents per diluted share.

The second quarter adjusted net earnings of $0.34 per diluted share included the aforementioned effect of the reversal of the $476,000 federal transition tax payable (which was an impact of $0.05 per diluted share.) When adjusted to eliminate this item, the second quarter 2018 adjusted earnings per diluted share would have been $0.29 per share.

Adjusted net earnings is a non-GAAP measure, which is derived by adding the acquired intangible amortization, adjusted for the related income tax expense, to net earnings and removing any change in the fair value of our contingent consideration liability from net earnings.

Adjusted net earnings per diluted share is derived by dividing adjusted net earnings by diluted weighted average shares outstanding. For computation of the diluted loss per share, diluted weighted average shares outstanding were 10,355,673 as of September 30th, while for the computation of adjusted net earnings, diluted weighted average shares outstanding were 10,396,890.

During the third quarter, we issued 4,500 shares of restricted stock and options to purchase 13,400 shares at $7.25 per share. We did not repurchase any shares during the third quarter.

Depreciation and amortization expense was $530,000 for the third quarter, up from $435,000 in the second quarter. Acquired intangible amortization of $323,000 in the third quarter was up from $247,000 in the second quarter.

EBITDA was $693,000 for the third quarter compared to $4.8 million reported for the second quarter. When adjusted for the contingent consideration liability adjustments recorded during both periods, adjusted EBITDA would have been $3.8 million for Q3 compared to $4.1 million for Q2.

Consolidated headcount at the end of September (which includes temporary staff) was 225, a reduction of one staff person from the level we had at June 30th.

I'll now turn to the balance sheet. Cash and cash equivalents at the end of the third quarter were $14.2 million, up $3.5 million from June 30th. Cash today stands at $15.6 million.

During the fourth quarter, we expect to receive $550,000 in grant funding to offset a portion of the costs of the $2.1 million tenant improvements for Ambrell's new facility. We currently expect cash and cash equivalents to increase in the fourth quarter of 2018, prior to the impacts of any acquisition related activities.

Accounts receivable decreased slightly to $11.4 million at September 30th. Included in quarter-end receivables was $3.2 million for Ambrell. Inventory increased $245,000 sequentially to $7.1 million at the end of the third quarter. Included in this amount was $2.2 million for Ambrell.

Capital expenditures during the quarter were $214,000, down from $752,000 in the second quarter. Jim provided consolidated and segment revenue and booking data earlier in the call. The backlog at the end of September was $13.4 million, down from $13.6 million at the end of June. Included in the September 30th backlog was $5.5 million for Ambrell.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended December 31, 2018, will be in the range of $17.5 million to $18.5 million and that net earnings will range from $0.15 to $0.19 per diluted share.

We expect that adjusted net earnings will range from $0.18 to $0.22 per diluted share. We currently expect that our Q4 2018 product mix will be less favorable as compared with the third quarter of 2018 and that the fourth quarter gross margin will range from 47% to 48%.

Operator that concludes our formal remarks. We can now take questions.

Operator:

Thank you. If you would like to ask a question, please signal by pressing star 1 on your telephone keypad. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again that is star 1 if you would like to ask a question. And we'll take our first question from Theodore O'Neill with Litchfield Hills Research.

Theodore O'Neill:	Oh hi. Hey great quarter.

Hugh Regan:	Thank you Theo

James Pelrin:	Thank you.

Theodore O'Neill:	Great. So first question is on the thermal orders and automotive -- was any portion or all of that related to companies that are in the electric vehicle sector?

James Pelrin:	A very small portion.

Theodore O'Neill:	Okay

James Pelrin:

Most of the thermal orders were for - had to do with - infotainment and the sensor portion of the automotive industry which do go into electric vehicles but we can't identify - you know, they also go into electric vehicles.

Theodore O'Neill:	Okay. So next question is and I hate to sort of rag on this -- is the fourth quarter…

James Pelrin:	Right.

Theodore O'Neill:

...there's a number of your peers out there that are talking about the recovery in the semiconductor business not being V-shaped but be more of a U and who knows how big a U-shaped recovery it's going to be and sort of given what we've been hearing out there, how confident are you on the fourth quarter revenue guidance?

Hugh Regan:

I think we're reasonably confident, Theo. I don't expect much upside to our fourth quarter revenue guidance as we've had in the past. You know we do see softness in Q4 and Q1, but we do see semi demand, at least according to our internal forecasts, picking up in Q2 and Q3 of next year.

Theodore O'Neill:	Okay. And so is this more of a seasonal issue, like you usually see, or is this more related to sort of the pushouts and orders that…?

James Pelrin:

I feel it's a combination of both. Certainly there has been such a demand for orders that our customers are satiated and they are busy commissioning all over the world. So I think has something to do with it, but certainly for EMS, the prober extended lead times has caused a delay and we see that and orders that they normally would have booked by now, are being held, because there's nothing to meet.

Theodore O'Neill:	Thank you very much.

Hugh Regan:	Yes, and Theodore, we see that condition lasting for the next six months approximately -the prober related supply chain issues.

Theodore O'Neill:	All right. Helpful. Thank you.

Operator:	We will now take our next question from Dick Ryan with Dougherty.

Dick Ryan:

Thank you. Say Jim when you look at the thermal side, you know you've talked about the softness on the prober side for EMS, how about the semi outlook for the thermal side? What do you kind of see going into 2019 and maybe just on the industrial part of the thermal business, how does that pipeline look?

James Pelrin:

Well the pipeline looks strong on the industrial side. They are really benefitting from the semi front-end market. They have converted some customers to their product and those customers are going gangbusters and that's a major driver for - we're speaking of Ambrell there.

In terms of the semi side for thermal, we haven't seen that much of an impact from a downturn in the semi business, but on the other hand we didn't see that much of an impact when the semi was really booming three or four quarters ago. So it tends to be a steadier business.

Dick Ryan:	Okay. And just the customer diversification at Ambrell, I mean it looks like it's been pretty sticky business and now the transceivers seem to be coming back. What's the outlook there?

James Pelrin:	Well the transceiver business as you know is at iTS, inTEST Thermal Solutions…

Dick Ryan:	Yes, yes.

James Pelrin:

…and that business is just very choppy. Last quarter business was not strong. The quarter before that it was very strong. This past quarter Q3 it was very strong again. It's very difficult for us to predict it, very difficult for our customers to predict it - because it depends upon the orders that they win.

We know that overall that the industry is growing and is very healthy. So we just have to make sure that we, going forward we get our share of orders.

Dick Ryan:	Are you seeing Ambrell's customer base expand at all?

James Pelrin:

Oh yes. As a matter of fact, you know Ambrell's customers do tend to be very sticky, but I think of note is that they have successfully wrestled some pretty significant accounts away from competitors. So they're growing their market share…

Dick Ryan:	Okay. What was the, because - sorry go ahead.

James Pelrin:	I'm saying across a number of industries this is happening.

Dick Ryan:	Oh okay. What was the customer concentration here in the quarter?

Hugh Regan:	For the quarter, top ten customers represented 41.2% of business and we had one customer TI at 11%.

Dick Ryan:	Okay. And just a couple of housekeeping. Do you have cash flow for the year-to-date and what was stock based comp in the quarter?

Hugh Regan:	Yes, cash flow from ops year-to-date is $7.2 million and what was the final question Dick, I apologize?

Dick Ryan:	Stock based comp.

Hugh Regan:	Stock based comp was yes, one moment, stock based comp was $180,000 for the quarter.

Dick Ryan:	Okay. Great. Thank you guys.

Hugh Regan:	You're welcome.

James Pelrin:	Thank you.

Operator:

Thank you and once again as a reminder that is Star 1, if you would like to ask a question. Thank you and with no additional questions in the queue, I would now like to turn the conference back over to Mr. Jim Pelrin for any additional or closing remarks.

James Pelrin:

Well thank you for your interest in inTEST. We look forward to seeing you at the conferences Laura noted and updating you on our progress when we report our fourth quarter results. Operator the call is now concluded.

Operator:	Thank you and that does conclude today's conference. Thank you all for your participation. You may now disconnect.